Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com

Dividend Increases Ten Percent at Six Flags

Annualized Cash Dividend Increases from $2.32 to $2.56 per Share

GRAND PRAIRIE, Texas — November 8, 2016 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that its board of directors declared a fourth quarter cash dividend of $0.64 per share of common stock payable December 12, 2016 to shareholders of record as of December 1, 2016. The new dividend represents a ten percent increase on an annualized basis.
“Our stable and growing cash flow allows us to execute an ongoing shareholder-friendly capital allocation policy that includes investing strategically in the business; paying an attractive, growing, and sustainable dividend; and implementing a thoughtful share repurchase program,” said John Duffey, President and CEO.
This represents the sixth consecutive year the company has raised its dividend since it was initiated in 2010.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 55 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.